EXHIBIT 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratios)
Unaudited

	Three months ended
	March 31,
	2008		2007
Income before income taxes	$49,799	(1)	$69,559	(1)
Add fixed charges:
Interest expense	35,020		40,012
Amortization of debt expense	2,036		2,036
Interest portion of rent expense	6,465		6,032

Adjusted income	$93,320		$117,639

Fixed charges:
Interest expense	$35,020		$40,012
Amortization of debt expense	2,036		2,036
Interest portion of rent expense	6,465		6,032

Fixed charges	$43,521		$48,080

Ratio of earnings to fixed charges(2)	2.1	x	2.4	x

(1) Income before income taxes includes the following special pretax charges:

	Three months ended
	March 31,
	2008		2007
Restructuring and other related charges (a)	$6,448		$9,174
Litigation and other related professional fees (b)	21,642		6,907
Heartland matters (b)	1,893		5,792

	(a)	See the "Restructuring and Other Related Charges" note of the Notes to the Consolidated Financial Statements.

	(b)	See the "Commitments and Contingencies" note of the Notes to the Consolidated Financial Statements.

(2)

The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

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